Exhibit 99.1
ENERGY TRANSFER PARTNERS
REPORTS QUARTERLY RESULTS
Dallas — May 4, 2011 — Energy Transfer Partners, L.P. (NYSE:ETP) today reported Adjusted EBITDA, Distributable Cash Flow, and net income for the quarter ended March 31, 2011. Adjusted EBITDA for the three months ended March 31, 2011 totaled $471.3 million, a decrease of $42.4 million from the three months ended March 31, 2010. Distributable Cash Flow for the three months ended March 31, 2011 totaled $337.1 million, a decrease of $47.5 million from the three months ended March 31, 2010. Net income for the three months ended March 31, 2011 totaled $247.2 million, an increase of $7.1 million from the three months ended March 31, 2010.
The decreases in Adjusted EBITDA and Distributable Cash Flow for the three months ended March 31, 2011 compared to the three months ended March 31, 2010 are primarily due to our natural gas storage activities. During the three months ended March 31, 2011, the Partnership withdrew approximately 15 Bcf from storage, for which it realized margins of $16.3 million. By comparison, during the three months ended March 31, 2010, the Partnership withdrew approximately 27 Bcf from storage, for which it realized margins of $53.9 million. These realized margins are reflected in Adjusted EBITDA and Distributable Cash Flow and therefore directly impact the comparison of those measures between periods.
Related to ETP’s liquidity position as of March 31, 2011, in addition to approximately $60.1 million of cash on hand, the Partnership had available capacity under its revolving credit facility of approximately $1.42 billion. The Partnership also raised $695.5 million from an equity offering that closed subsequent to quarter-end and utilized those proceeds to pay down all outstanding borrowings on the revolver at that time.
An analysis of the Partnership’s segment results and other supplementary data is provided after the financial tables shown below. The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, May 5, 2011 to discuss the first quarter 2011 results. The conference call will be broadcast live via an internet web cast which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of the Partnership’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures. A table reconciling Adjusted EBITDA and Distributable Cash Flow with appropriate GAAP financial measures is included in the summarized financial information included in this release. Beginning with the quarter ended September 30, 2010 and applied retroactively to all periods presented, the Partnership has revised the items included in commodity risk management activities in its reconciliation of net income to Adjusted EBITDA and net income to Distributable Cash Flow. (See notes under “Supplemental Information” for further information.)
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP also is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner of Regency Energy Partners and approximately 26.3 million Regency limited partner units.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)
-more-

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS	$1,108,982	$1,121,423

PROPERTY, PLANT AND EQUIPMENT, net	9,911,966	9,801,369

ADVANCES TO AND INVESTMENTS IN AFFILIATES	19,677	8,723
LONG-TERM PRICE RISK MANAGEMENT ASSETS	16,256	13,948
GOODWILL	781,233	781,233
INTANGIBLES AND OTHER ASSETS, net	413,332	423,296

Total assets	$12,251,446	$12,149,992

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES	$747,272	$842,450

LONG-TERM DEBT, less current maturities	6,554,271	6,404,916
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	24,156	18,338
OTHER NON-CURRENT LIABILITIES	155,281	140,851

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL	4,770,466	4,743,437

Total liabilities and partners’ capital	$12,251,446	$12,149,992

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit and unit data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
REVENUES:
Natural gas operations	$1,127,414	$1,306,709
Retail propane	528,466	533,439
Other	31,697	31,833

Total revenues	1,687,577	1,871,981

COSTS AND EXPENSES:
Cost of products sold — natural gas operations	676,800	912,606
Cost of products sold — retail propane	310,864	304,981
Cost of products sold — other	6,793	7,278
Operating expenses	188,489	170,748
Depreciation and amortization	95,964	83,276
Selling, general and administrative	45,532	48,754

Total costs and expenses	1,324,442	1,527,643

OPERATING INCOME	363,135	344,338

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(107,240)	(104,962)
Equity in earnings of affiliates	1,633	6,181
Losses on disposal of assets	(1,726)	(1,864)
Gains on non-hedged interest rate derivatives	1,779	—
Other, net	218	2,342

INCOME BEFORE INCOME TAX EXPENSE	257,799	246,035
Income tax expense	10,597	5,924

NET INCOME	247,202	240,111

GENERAL PARTNER’S INTEREST IN NET INCOME	107,539	99,999

LIMITED PARTNERS’ INTEREST IN NET INCOME	$139,663	$140,112

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.71	$0.74

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	193,821,128	188,424,574

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.71	$0.74

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	194,526,600	189,127,283

SUPPLEMENTAL INFORMATION
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
		(Revised – see
		note (b)
		below)
Reconciliation of net income to Adjusted EBITDA (a):
Net income	$247,202	$240,111
Interest expense, net of interest capitalized	107,240	104,962
Income tax expense	10,597	5,924
Depreciation and amortization	95,964	83,276
Non-cash compensation expense	10,189	7,196
Losses on disposals of assets	1,726	1,864
Gains on non-hedged interest rate derivatives	(1,779)	—
Unrealized (gains) losses on commodity risk management activities (b)	(7,092)	59,289
Proportionate share of joint ventures’ interest, depreciation and allowance for equity funds used during construction	7,470	13,446
Other, net	(218)	(2,342)

Adjusted EBITDA	$471,299	$513,726

Reconciliation of net income to Distributable Cash Flow (a):
Net income	$247,202	$240,111
Amortization of finance costs charged to interest	2,298	2,291
Deferred income taxes	1,635	1,433
Depreciation and amortization	95,964	83,276
Non-cash compensation expense	10,189	7,196
Losses on disposals of assets	1,726	1,864
Unrealized gains on non-hedged interest rate derivatives	(972)	—
Allowance for equity funds used during construction (included above in “Other, net”)	1,132	(1,309)
Unrealized (gains) losses on commodity risk management activities	(7,092)	59,289
Distributions in excess of equity in earnings, net	4,687	10,109
Maintenance capital expenditures	(19,637)	(19,637)

Distributable Cash Flow	$337,132	$384,623

(a)	The Partnership has disclosed in this press release Adjusted EBITDA and Distributable Cash Flow, which are non-GAAP financial measures. Management believes Adjusted EBITDA and Distributable Cash Flow provide useful information to investors as measure of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of Adjusted EBITDA and Distributable Cash Flow also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight into our operating results.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
The Partnership’s definition of Adjusted EBITDA was revised as discussed in note (b) below. The Partnership defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments).
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
The Partnership defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, deferred income taxes, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, and non-cash impairment charges. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Distributable Cash Flow also reflects earnings from affiliates on a cash basis.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
(b) The Partnership has presented Adjusted EBITDA and Distributable Cash Flow in previous communications; however, the Partnership changed its definition for these non-GAAP measures in the quarter ended September 30, 2010 to remove lower of cost or market adjustments and the subsequent gross margin impact of such previously recognized inventory adjustments. These amounts had previously been included in unrealized gains and losses on commodity risk management activities, which now reflects unrealized gains and losses on non-hedged derivatives, fair value hedged derivatives and inventory, and the ineffective portion of cash flow hedges. The Partnership believes that with this change, Adjusted EBITDA and Distributable Cash Flow more accurately reflect the Partnership’s operating performance and therefore are more useful measures. This change has been applied retroactively to all periods presented. See “Non-GAAP Measures” available on the Partnership’s website at www.energytransfer.com for the reconciliation of net income to Adjusted EBITDA for prior periods (beginning with the fiscal year ended August 31, 2005) reflecting the changes described above.

REPORTABLE SEGMENTS (unaudited)

	Three Months Ended March 31, 2011
					All Other
				Retail	(including
				Propane	unallocated
	Intrastate			and Other	selling,
	Transportation	Interstate		Retail Propane	general and
	and Storage	Transportation	Midstream	Related	administrative)	Eliminations	Total
Results by segment:
Revenues from external customers	$588,678	$105,101	$413,195	$557,215	$23,388	$—	$1,687,577
Intersegment revenues	183,081	—	238,061	—	14,427	(435,569)	—

Total revenues	771,759	105,101	651,256	557,215	37,815	(435,569)	1,687,577
Cost of products sold	532,630	—	548,343	315,420	30,495	(432,431)	994,457

Gross margin	239,129	105,101	102,913	241,795	7,320	(3,138)	693,120
Operating expenses	45,799	26,744	24,407	88,185	3,438	(84)	188,489
Depreciation and amortization	29,637	19,270	24,754	21,020	1,283	—	95,964
Selling, general and administrative	19,619	6,957	4,248	12,834	1,874	—	45,532

Segment operating income (loss)	$144,074	$52,130	$49,504	$119,756	$725	$(3,054)	$363,135

Supplemental segment data:
Unrealized gains (losses) on commodity risk management activities	$6,831	$—	$499	$(238)	$—	$—	$7,092
Allowance for equity funds used during construction	—	(1,132)	—	—	—	—	(1,132)
Non-cash compensation expense	5,119	423	1,617	1,341	1,689	—	10,189
Equity in earnings of affiliates	816	817	—	—	—	—	1,633
Distributions from equity method investees	1,269	5,051	—	—	—	—	6,320
Proportionate share of joint ventures’ interest, depreciation and allowance for equity funds used during construction	—	7,470	—	—	—	—	7,470
Maintenance capital expenditures	7,917	1,812	4,854	4,094	960	—	19,637

Volumes by segment:
Natural gas transported (MMBtu/d)	11,890,824	2,250,166	—	—
NGLs produced (Bbls/d)	—	—	49,752	—
Equity NGLs produced (Bbls/d)	—	—	15,894	—
Retail propane gallons (in thousands)	—	—	—	204,140

	Three Months Ended March 31, 2010
					All Other
				Retail	(including
				Propane	unallocated
	Intrastate			and Other	selling,
	Transportation	Interstate		Retail Propane	general and
	and Storage	Transportation	Midstream	Related	administrative)	Eliminations	Total
Results by segment:
Revenues from external customers	$602,356	$68,269	$618,707	$561,155	$21,494	$—	$1,871,981
Intersegment revenues	264,136	—	178,064	—	52,955	(495,155)	—

Total revenues	866,492	68,269	796,771	561,155	74,449	(495,155)	1,871,981
Cost of products sold	641,506	—	699,792	309,757	59,776	(485,966)	1,224,865

Gross margin	224,986	68,269	96,979	251,398	14,673	(9,189)	647,116
Operating expenses	41,961	16,061	17,830	91,732	3,248	(84)	170,748
Depreciation and amortization	28,992	12,451	20,335	20,088	1,410	—	83,276
Selling, general and administrative	19,829	8,160	6,482	12,804	1,479	—	48,754

Segment operating income (loss)	$134,204	$31,597	$52,332	$126,774	$8,536	$(9,105)	$344,338

Supplemental segment data:
Unrealized losses on commodity risk management activities	$(53,026)	$—	$(2,931)	$(3,332)	$—	$—	$(59,289)
Allowance for equity funds used during construction	—	1,309	—	—	—	—	1,309
Non-cash compensation expense	3,114	418	878	1,221	1,565	—	7,196
Equity in earnings of affiliates	721	5,460	—	—	—	—	6,181
Distributions from equity method investees	1,140	15,150	—	—	—	—	16,290
Proportionate share of joint ventures’ interest, depreciation and allowance for equity funds used during construction	—	13,446	—	—	—	—	13,446
Maintenance capital expenditures	4,280	3,720	3,330	7,189	1,118	—	19,637

Volumes by segment:
Natural gas transported (MMBtu/d)	11,354,270	1,557,921	—	—
NGLs produced (Bbls/d)	—	—	48,312	—
Equity NGLs produced (Bbls/d)	—	—	17,696	—
Retail propane gallons (in thousands)	—	—	—	217,611

Summary Analysis of Results by Segment
 (tabular dollar amounts in thousands)
Intrastate Transportation and Storage
Gross Margin. The components of our intrastate transportation and storage segment gross margin were as follows:

	Three Months Ended
	March 31,
	2011	2010	Change
Transportation fees	$142,666	$140,798	$1,868
Natural gas sales and other	45,199	40,010	5,189
Retained fuel revenues	34,982	35,702	(720)
Storage margin, including fees	16,282	8,476	7,806

Total gross margin	$239,129	$224,986	$14,143

Intrastate transportation and storage gross margin changes were primarily due to the following factors:
•	Transportation fees increased primarily due to an increase in volumes transported under long-term contracts as a result of increased production by our customers in areas where our assets are located.

•	Margin from the sales of natural gas and other activities increased primarily due to more favorable system optimization activities.
Storage margin was comprised of the following:

	Three Months Ended
	March 31,
	2011	2010	Change
Withdrawals from storage natural gas inventory (MMBtu)	15,124,753	27,016,787	(11,892,034)

Margin on physical sales	$10,512	$64,378	$(53,866)
Fair value adjustments	1,522	(68,555)	70,077
Settlements of financial derivatives	5,770	(10,499)	16,269
Unrealized gains (losses) on derivatives	(10,957)	13,118	(24,075)

Net impact of natural gas inventory transactions	6,847	(1,558)	8,405
Revenues from fee-based storage	9,601	11,299	(1,698)
Other costs	(166)	(1,265)	1,099

Total storage margin	$16,282	$8,476	$7,806

The increase in our storage margin compared to the prior period was primarily driven by the net impact of fair value adjustments to our natural gas inventory and related financial derivatives. Realized margins (margin on physical sales plus settlement of financial derivatives) decreased $37.6 million which was the primary reason for the decrease in Adjusted EBITDA and Distributable Cash Flow between periods.
Operating Expenses. Intrastate transportation and storage operating expenses increased principally due to an increase in natural gas consumed for compression and an increase in maintenance and operating expenses.

Depreciation and Amortization. Intrastate transportation and storage depreciation and amortization expense increased from the prior period primarily due to the completion of pipeline projects in connection with the continued expansion of our pipeline system.
Selling, General and Administrative. Intrastate transportation and storage selling, general and administrative expenses decreased from the prior period as a result of a decrease in employee-related costs.
Interstate Transportation
The interstate transportation segment data presented above does not include our interstate pipeline joint ventures, for which we reflect our proportionate share of income within “Equity in earnings of affiliates” below operating income in our condensed consolidated statement of operations. We recorded equity in earnings related to FEP of $0.8 million for three months ended March 31, 2011 and $5.5 million related to MEP for the three months ended March 31, 2010. We transferred substantially all of our interest in MEP to ETE on May 26, 2010.
Revenues. The increase in interstate transportation revenues was primarily due to incremental revenues associated with the Tiger pipeline which was placed in service in December 2010. The increase was slightly offset by decreased revenue from the Transwestern pipeline as a result of lower volumes.
Operating Expenses. Interstate transportation operating expenses increased principally due to an increase in ad valorem taxes resulting from the Tiger pipeline which was placed in service in December 2010 and an increase in employee-related costs.
Depreciation and Amortization. Interstate transportation depreciation and amortization expense increased primarily due to incremental depreciation associated with the Tiger pipeline which was placed in service in December 2010.
Selling, General and Administrative. Interstate transportation selling, general and administrative expenses decreased primarily due to lower employee-related costs and allocated overhead.
Midstream
Gross Margin. The components of our midstream segment gross margin were as follows:

	Three Months Ended
	March 31,
	2011	2010	Change
Gathering and processing fee-based revenues	$59,607	$54,294	$5,313
Non fee-based contracts and processing	46,370	47,271	(901)
Other	(3,064)	(4,586)	1,522

Total gross margin	$102,913	$96,979	$5,934

Midstream gross margin increased between the periods due to the following:
•	Increased volumes in our North Texas system resulted in increased fee-based revenues. Additionally, increased volumes resulting from our recent acquisitions and other growth projects located in Louisiana provided an increase in our fee-based margin.

•	Non fee-based contracts and processing margins decreased due to lower equity NGL production volumes. Favorable NGL prices partially offset the decrease in equity NGL production.

•	The favorable change in other midstream gross margin is related to activities associated with processing where third party processing capacity is utilized.
Operating Expenses. Midstream operating expenses increased primarily as a result of increases in maintenance and operating costs, property taxes, professional fees and employee related costs.
Depreciation and Amortization. Midstream depreciation and amortization expense increased primarily due to incremental depreciation from the continued expansion of our Louisiana and South Texas assets.
Selling, General and Administrative. Midstream selling, general and administrative expenses decreased primarily as a result of a decrease in employee-related costs.
Retail Propane and Other Retail Propane Related
Gross Margin. Gross margin decreased primarily due to a decrease in volumes due to warmer temperatures than the prior period combined with continued customer conservation. The decrease in volumes was partially offset by a favorable impact from mark-to-market adjustments of financial instruments in our commodity price risk management activities and an increase in other retail propane-related gross profit.
Operating Expenses. Operating expenses decreased primarily due to decreases in performance-based bonus accruals and other general operating expenses.